Exhibit 99.1

Conversion Labs, Inc.

Condensed Consolidated Balance Sheet

(Unaudited)

	September 30, 2020	Pro Forma Adjustments		Pro Forma September 30, 2020

ASSETS
Current Assets
Cash	$916,637	$14,461,513	(1)	$15,378,150
Accounts receivable, net	414,342	-		414,342
Product deposit	1,093,388	-		1,093,388
Inventory, net	1,858,545	-		1,858,545
Other current assets	370,078	-		370,078
Total Current Assets	$4,652,990	$14,461,513		$19,114,503
Non-current assets
Right of use asset, net	18,173	-		18,173
Capitalized Software, net	334,585	-		334,585
Intangible assets, net	423,743	-		423,743
Total non-current assets	776,501	-		776,501
Total Assets	$5,429,491	$14,461,513		$19,891,004

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$7,269,145	$1,197,691	(2)	$8,466,836
Notes payable, net	1,754,143	(1,000,000	)(3)	754,143
Contract liabilities	412,616	-		412,616
Total Current Liabilities	9,435,904	197,691		9,633,595
Long-term Liabilities
Lease Liability	28,241	-		28,241
Contingent consideration on purchase of LegalSimpli	100,000	-		100,000
Liability to issue common stock	218,848	-		218,848
Series B Preferred Stock - put liability	3,541,137	-		3,541,137
Deferred tax liability	70,000	-		70,000
Total Liabilities	13,394,130	197,691		13,591,821

Commitments and contengencies

Stockholders’ Equity (Deficit)
Preferred Stock	-	-		-
Common stock	156,349	30,445	(1)(3)	186,794
Additional paid-in capital	40,614,348	14,233,377	(1)(2)(3)	54,847,725
Accumulated deficit	(47,901,176)			(47,901,176)
Treasury stock, at cost	(163,701)	-		(163,701)
Total Conversion Labs, Inc. Stockholders’ Equity (Deficit)	(7,294,180)	14,263,822		6,969,642

Non-controlling interest	(670,459)	-		(670,459)
Total Stockholders’ Equity (Deficit)	(7,964,639)	14,263,822		6,299,183

Total Liabilities and Stockholders’ Equity (Deficit)	$5,429,491	$14,461,513		$19,891,004

(1)	Reflects the receipt of proceeds of $14,461,513 in the Financing Transaction.
(2)	Reflects the costs, estimated to be $1,197,691, to be incurred in connection with the Financing Transaction.
(3)	Reflects the exercise of the conversion feature related to $1 million of convertible debt.